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                                                               EXHIBIT NO. 23.1

                   [LETTERHEAD OF COOPERS & LYBRAND L.L.P.]



                     CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Sierra Pacific Power Company on Form S-3 for the issuance of $35 million of Sierra Pacific Power Company Series D medium-term notes of our report dated February 16, 1996, on our audits of the consolidated financial statements of Sierra Pacific Resources as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995. We also consent to the reference to our firm under the caption "Experts."




                                             /s/ Coopers & Lybrand L.L.P.


San Francisco, California
December 13, 1996